                      Jackson & Walker, L.L.P. Letterhead


                                                          EXHIBIT 5

                                November 9, 1995



Sterling Software, Inc.
8080 N. Central Expressway
Suite 1100
Dallas, Texas  75206

    Re: Pre-effective Amendment No. 2 to Registration Statement No. 33-62401 on Form S-3 of Sterling Software, Inc.

Gentlemen:

    We are acting as counsel for Sterling Software, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the sale by certain stockholders (the "Selling Stockholders") of up to 269,380 shares of the Company's Common Stock, par value $0.10 per share (the "Shares"), which Shares are issuable upon the exercise of warrants that were received pursuant to an Exchange Agreement dated June 27, 1995 by and among the Company and the individuals and entities listed therein (the "Exchange Agreement"). A Pre-effective Amendment No. 3 to Registration Statement No. 33-62401 on Form S-3 covering the sale of the Shares by the Selling Stockholders (the "Pre-effective Amendment") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

    In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Restated Bylaws of the Company and copies of the Exchange Agreement. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

    Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable.

    You should be aware that we are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

    We hereby consent to the use of this opinion as an Exhibit to the Pre-effective Amendment. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                               Very truly yours,


                               /s/ Jackson & Walker, L.L.P.

                               Jackson & Walker, L.L.P.